                                                                       EX. 10.59


                                    AGREEMENT



         AGREEMENT dated September 13, 2000, by and between ACTION PERFORMANCE COMPANIES, INC., 4707 East Baseline Road, Phoenix, Arizona 85040 ("ACTN") and QVC, INC., 1200 Wilson Drive, West Chester, Pennsylvania 19380 ("QVC") (each of the foregoing occasionally referred to hereafter as a "Party" and collectively as the "Parties").

         WHEREAS, ACTN is engaged in the design, marketing, manufacture, distribution and sale of motor sports-related die-cast replica collectibles, apparel, souvenirs and other merchandise (the "Products"), which incorporate names, likenesses, trademarks and other intellectual property owned by ACTN and licensed to ACTN by various motor-sports drivers, automobile manufacturers and other third parties (the "Underlying Rights Owners"); and

         WHEREAS, ACTN has organized and operates the Racing Collectables Club of America ("RCCA"), whose members have the exclusive right to receive from ACTN catalogs and other sales materials pertaining to certain Products bearing the "RCCA" and "Elite" brand names (collectively the "RCCA Branded Products") and the exclusive right to purchase such RCCA Branded Products; and

         WHEREAS, ACTN wishes to grant QVC the exclusive right to distribute and sell the RCCA Branded Products and to assume day-to-day operation of RCCA, as well as to engage in promotion of RCCA and the RCCA Branded Products in all media and QVC wishes to accept such rights and obligations, all subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, and in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. GRANT OF DISTRIBUTION RIGHTS; TRANSITION OF OPERATIONS:

                  (a) ACTN hereby grants to QVC the exclusive right to distribute and sell all RCCA Branded Products wherever ACTN holds the right to sell such merchandise, for the Term provided herein, as well as the exclusive right to use the ACTN and third-party names, likenesses, trademarks and other intellectual property exclusively associated with the RCCA Branded Products including, without limitation, the RCCA and Elite trademarks (collectively the "Licensed Property") solely in connection with QVC's distribution and sale of RCCA Branded Products hereunder and for no other purpose. Current lists of all RCCA Branded Products, and the various items of intellectual property owned or controlled by ACTN which constitute the Licensed Property hereunder, are attached hereto as Exhibits A and B respectively, and are incorporated by reference herein. Without limiting the foregoing, QVC will maintain all inventory warehousing, call center operations, order processing, order fulfillment, return processing and similar "back end" operations, and will be responsible for all costs associated therewith. ACTN will retain responsibility for product selection and development, acquisition of rights from Underlying Rights Owners, arrangements for manufacture of products and delivery of same to QVC-designated warehouse facilities.

                  (b) QVC will assume full responsibility for ACTN's call center operations with respect to RCCA Branded Products as soon as practicable, but in no event later than October 31, 2000, and with respect to all other operations contemplated hereunder no later than January 31, 2001 (the "Full Assumption Date"). From the date of QVC's assumption of such operations it will receive all such inventory from ACTN, pursuant to the terms of its consignment order attached hereto as Exhibit E (the "Consignment Order"), which is incorporated herein by reference. Without limiting the foregoing, the following transitional actions will be taken prior to the Full Assumption Date:

                           (i) QVC will issue a Consignment Order and take into its warehouse facility substantially all of ACTN's current inventory of die-cast products, and will immediately commence sales of such inventory at prices previously established by ACTN or as otherwise mutually agreed to by the Parties. ACTN will, at its expense, pack and ship such current inventory to QVC according to QVC's reasonable specifications.

                           (ii) ACTN will deliver to QVC catalog-ready digital images and detailed text descriptions of the RCCA Branded Products.

                           (iii) ACTN and QVC shall each designate one or more individual representatives who will be primarily responsible on a first-priority basis for implementing all aspects of QVC's assumption of such fulfillment operations.

         2. RCCA ADMINISTRATION: QVC will assume day-to-day operation of RCCA in accordance with the transition deadlines established in subparagraph 1(b) above, including (at QVC's discretion) promotion via television, print and online media. ACTN will provide links on its "goracing.com" website to QVC's online promotion sites. The RCCA membership database (the "Database") will at all times hereunder remain the sole and exclusive property of ACTN; however during the Term (as defined below) QVC will be responsible for maintaining the Database and shall have the non-exclusive right (shared only with ACTN, which shall only utilize the Database for marketing of ACTN products), to utilize the Database solely in connection with QVC's distribution and sale of RCCA Branded Products hereunder, and may also market QVC-sponsored motor-sports shows and other events to RCCA members (provided that ACTN is the primary merchandise vendor at each such event). ACTN will deliver the current form of the Database to QVC in such print and/or electronic form as QVC may reasonably request. During the Term, QVC will update the Database regularly and will make updated versions of the Database available to ACTN no less often than quarterly, in such print and/or electronic form as ACTN may reasonably request. QVC will operate and promote RCCA pursuant to quality standards and existing levels of member promotional activity (e.g., frequency of catalogs and other mailings) at least equal to the standards of operation currently maintained by ACTN or as may otherwise reasonably be determined by QVC after consultation with ACTN with respect to material adjustments.

         3. PRODUCT DEVELOPMENT AND MARKETING: The Parties will jointly determine suggested retail pricing, and maximum edition and order quantities, with respect to RCCA Branded Products; however, in the event of a disagreement with respect to such matters the determination of ACTN shall be binding on the Parties. Designated individual representatives of the Parties will meet no less often than monthly to discuss such matters, and the development, marketing and promotion of new RCCA Branded Products generally, including the introduction of exclusive benefits to RCCA members. The Parties will also consult at such meetings regarding ACTN's potential acquisition of name, likeness, trademark and other intellectual property rights from new Underlying Rights Owners and expansion of rights granted by current Underlying Rights Owners, it being expressly understood that ACTN shall have sole and exclusive control over all aspects of such third-party negotiations and such rights will be acquired by ACTN as sole licensee. Any such rights acquired during the Term shall, as applied to RCCA Branded Products, be deemed added to the items of Licensed Property granted to QVC pursuant to the terms of this Agreement.

         4. PAYMENTS AND ACCOUNTINGS:

                  (a) In consideration of its services hereunder, QVC shall be entitled to retain a percentage of all revenue derived from retail sales of RCCA Branded Products shipped by QVC (except for sales through QVC on-air and iQVC sales under subparagraph (b) below), as follows:

                           (i) Twenty Percent (20%) of revenue for sales each year up to $35 Million;

                           (ii) Twenty-Five Percent (25%) of revenue for sales each year between $35 Million and $60 Million; and

                           (iii) Thirty Percent (30%) of revenue for sales each year over $60 Million.

                  (b) In addition, ACTN will sell to QVC at wholesale price agreed-upon overages of RCCA Branded Products, for resale via QVC on-air or iQVC online, in either case after the initial sales window reserved to RCCA members has expired. For purposes hereof, "wholesale price" shall mean suggested retail price of such merchandise less forty percent (40%). Such merchandise not sold via QVC on-air or iQVC online shall continue to be governed by subparagraph (a) above.

                  (c) The foregoing participation schedules shall be inclusive of all distribution, marketing and other expenses of QVC and the fees and expenses of any sub-distributor or other party engaged by QVC to assist in the performance of its obligations hereunder. RCCA Membership fees shall be set by mutual agreement; however QVC shall be entitled to retain all membership fees resulting from sales of RCCA memberships during the Term. ACTN and QVC will design a membership kit (if any membership kit is desired) on a mutually agreeable basis and ACTN will sell to QVC any merchandise contained therein at the applicable wholesale price pursuant to the terms of QVC's Consignment Order.

                  (d) ACTN and QVC may agree to include in catalog, online or other RCCA-related promotional media, non-ACTN branded products for sale to RCCA members ("Other Products"). The terms of such offers and sales shall be subject to mutual approval in each instance. In addition, fees, royalties and other compensation resulting from all RCCA sales activity (but not specifically attributable to product sales) shall be divided equally.

                  (e) QVC shall maintain accurate records showing the quantity and sales price of RCCA Branded Products and Other Products sold or otherwise disposed of by QVC. QVC shall render weekly statements containing good-faith estimates of all sales activity hereunder. QVC shall render monthly statements of account relating to the preceding month and shall deliver such statements to ACTN within fifteen (15) days after the end of each calendar month. QVC shall make payment to ACTN by wire transfer on Wednesday of each week for estimated sales of RCCA Branded Products and Other Products by QVC through catalogs for the preceding fiscal week's end. At the end of each month all such amounts will be compared to amounts due ACTN for all sales of RCCA Branded Products and Other Products by QVC in the monthly statement of account, and any differences will be promptly wire-transferred by the respective party in the event of a discrepancy after delivery of the monthly statement to which such discrepancy pertains. Such monthly statements will prepared in accordance with generally accepted accounting principles and shall include reasonable detail regarding QVC's sales activity for the relevant period, including without limitation:

                           (i) the quantity and dollar amounts of RCCA Branded Products and Other Products sold or otherwise disposed of during the period, indicating the nature of such other disposition;

                           (ii) the gross invoice price of all RCCA Branded Products and Other Products sold during the said quarter and the dollar amounts of all returns and refundable commissions during the said period; and

                           (iii) an itemized statement of revenue due ACTN for sales made during the said period and payment of same.

Receipt or acceptance by ACTN of any statements or payments referred to herein shall not preclude ACTN from questioning the correctness of any such statements and/or revenues paid or payable for a period of two (2) years from the date of delivery of such statement and/or payment to ACTN.

                  (f) ACTN may examine the books and records of QVC pertaining to its sales and other disposition of RCCA Branded Products and Other Products hereunder, during normal business hours and at reasonable times through ACTN's own employees or representative(s), to obtain or verify the information described in subparagraph (d) hereof, but not more than once annually. In the event that such inspection reveals an underpayment by QVC of the revenues due ACTN hereunder, QVC shall pay the difference and if it is determined that QVC has understated the amount due ACTN by five percent (5%) or more, QVC shall additionally be obligated to pay and shall pay to ACTN the reasonable costs and expenses directly or indirectly incurred by ACTN in the examination of the books and records of QVC. In the event that such inspection reveals an overpayment by QVC of the revenues due ACTN hereunder, ACTN shall pay the difference.

                  (g) All of QVC's records relating to transactions authorized or arising from this Agreement shall be maintained for a period sufficient for ACTN to enforce its audit rights provided herein.

         5. TERM; PERFORMANCE STANDARDS:

                  (a) The Term of this Agreement shall be ten (10) years from the Full Assumption Date, subject to earlier termination pursuant to subparagraph (b) hereof and Paragraph 12 below.

                  (b) Should QVC fail to generate gross revenues from which QVC is compensated pursuant to subparagraphs 4(a) and 4(b) of this Agreement of at least Eighty Million Dollars ($80,000,000) in the aggregate for the first two
(2) years of the Term (i.e., commencing on the Full Assumption Date), either Party shall have the right to terminate this Agreement; provided, however, that if gross revenues as aforesaid for such initial two-year period equal at least Seventy-Eight Million Dollars ($78,000,000), the Agreement will not be terminable provided QVC reaches its minimum performance standard for the third year of the Term plus any shortfall below $80,000,000 from the first two years of the Term. The Parties agree that minimum gross revenues as aforesaid for the third year of the Term will be Forty-Five Million Dollars ($45,000,000), and thereafter the applicable minimum gross revenues will increase by five percent (5%) per year for the remainder of the Term (i.e., $47,250,000 in year 4; $49,612,500 in year 5; and so forth). Should QVC fail to meet this performance standard in any two (2) consecutive years of the Term (after the first two years of the Term), either Party shall have the right to terminate this Agreement. In addition, if ACTN's net revenues from such sales falls below $30,000,000 for any year of the Term, ACTN may terminate this Agreement. All termination rights provided hereunder shall be exercised by notice to the other Party in accordance with the provisions of Paragraph 12 below. It is understood that ACTN shall be able to produce Product sufficient for QVC to meet the minimum gross revenue amounts hereunder.

         6. EXCLUSIVITY; NON-COMPETITION:

                  (a) During the Term hereof, QVC will not perform services substantially similar to those contemplated by this Agreement for any other motor sports-themed catalog, website or other organization without ACTN's prior approval, except for such pre-existing relationships as have been disclosed to ACTN and which are described in Exhibit C attached hereto. Likewise during the Term, ACTN will not sponsor or operate any other motor sports-themed fan or activity club which exists primarily to promote sales of motor sports-themed merchandise, whether or not such merchandise is substantially similar to then-current RCCA Branded Products, except for such pre-existing relationships as have been disclosed to QVC and which are described in Exhibit D attached hereto. ACTN will not distribute or sell RCCA

Branded Products to any party other than QVC. In addition, ACTN will not distribute or sell, or cause any third party to distribute or sell, Products (whether or not substantially similar to RCCA Branded Products) through Direct Response Television during the Term except through QVC, unless QVC 's prior written approval is obtained in each instance. For purposes of this Agreement, "Direct Response Television" shall mean any electronic transmission through which a consumer is requested to purchase any product or service by mail, telephone or other electronic means, including without limitation televised electronic retailing programs, infomercials, direct response commercial spots and any computer-based shopping services (including without limitation online services). The Parties agree that ACTN's "goracing.com" website or any other online service owned or directly controlled by ACTN is exempt from the foregoing restriction. Notwithstanding the foregoing, ACTN may distribute or sell non-RCCA Branded Products to NASCAR or NASCAR's designated fulfillment source for purposes of sale solely on nascar.com or any other website entirely owned or controlled by NASCAR. Under no circumstances, shall ACTN distribute or sell, or allow any third party to distribute or sell, Products that are endorsed or branded by an entity whose primary business is televised home shopping programs.

                  (b) In addition, to the extent ACTN has obtained the necessary rights from the relevant Underlying Rights Owner(s) to create, distribute and sell a particular RCCA Branded Product or other Products licensed to ACTN by various Underlying Rights Owners, and to the extent that such RCCA Branded Product or other Products licensed to ACTN by various Underlying Rights Owners meet all of QVC's standard product guidelines, ACTN will be the exclusive vendor to QVC with respect to such RCCA Branded Product or other Products licensed to ACTN by various Underlying Rights Owners. If at any time during the Term, ACTN's license from any Underlying Rights Owner with respect to a RCCA Branded Product or other Products should terminate for any reason other than ACTN's material breach of its agreement with such Underlying Rights Owner, QVC will not purchase product substantially similar to the RCCA Branded Product or other Products licensed to ACTN by various Underlying Rights Owners derived from rights licensed or otherwise granted by such Underlying Rights Owner for the remainder of the Term or two (2) years, whichever is the shorter period. In no event will QVC enter into license agreements directly with any of the Underlying Rights Owners. If such Underlying Rights Owner alleges material breach on ACTN's part, QVC will provide notice of same to ACTN, which will have not less than thirty
(30) days from delivery of such notice to provide information to QVC rebutting such allegation. QVC shall then, within thirty (30) days of delivery of such information by ACTN, inform ACTN of its conclusion regarding ACTN's alleged breach, acting in good faith after review of all materials submitted by ACTN. If QVC concludes that ACTN materially breached its agreement with said Underlying Rights Owner, it shall so notify ACTN and ACTN shall have a period of thirty
(30) days from delivery of such notice to submit the matter to binding arbitration before a single arbitrator in a location to be mutually determined by the Parties and otherwise subject to the rules of the American Arbitration Association then obtaining.

         7. QUALITY STANDARDS: QVC will, prior to publication or other dissemination of catalogs and other sales materials, and advertising or other promotional materials, in each case pertaining to RCCA Branded Products or otherwise utilizing any of the Licensed Property, submit to ACTN for its prior written approval samples of all such materials. Such samples may consist of printer proofs, layouts, scripts or other materials reasonably representative of the final advertising or promotion. Approval by ACTN shall in each instance not be unreasonably withheld and ACTN will use its best efforts in each instance to insure prompt approval. Previously approved material may be re-broadcast, reprinted or otherwise re-used without the aforementioned approval by ACTN, except as ACTN may otherwise advise QVC.

         8. ACKNOWLEDGMENT OF RIGHTS: QVC acknowledges the existence, validity, enforceability and ACTN's ownership, or authorized use, of the Licensed Property, and any trademark, copyright and related intellectual property rights therein, and that as between the Parties ACTN has the exclusive rights in the Licensed Property set forth herein. QVC shall not contest or oppose in any fashion the existence, validity, enforceability or ACTN's ownership, or authorized use, of the Licensed Property, any portion thereof, or any trademark, copyright or related intellectual property rights therein. QVC further acknowledges that any unauthorized use of any or all of the Licensed Property will result in irreparable harm to ACTN, and that ACTN shall be entitled to injunctive relief from any such unauthorized use by QVC or its agents or representatives.

         9. REPRESENTATIONS, WARRANTIES AND INDEMNITIES:

                  (a) ACTN represents and warrants that: (i) it has the full power to enter into this Agreement and to fully perform its obligations hereunder, (ii) that it is the sole owner of, or otherwise authorized to grant rights to, the Licensed Property granted to QVC hereunder, (iii) each Product shall comply with all foreign, federal, state, county, municipal or other statutes, laws, orders, and regulations of any governmental or quasi-governmental entity, and (iv) QVC's promotion of the Products, as permitted hereunder, will not infringe or otherwise violate the copyrights, trademarks, or other proprietary rights of third parties or constitute unfair competition. ACTN agrees to defend, indemnify, and hold harmless QVC and its directors, officers, employees, agents, and representatives from and against any and all losses, expenses, damages, liabilities, and claims arising from ACTN's breach of the above warranties, or of any of its other obligations under this Agreement. Notwithstanding the foregoing, in no event shall ACTN have any liability for loss to QVC due to consequential damages. These obligations of ACTN shall survive termination of this Agreement.

                  (b) QVC represents and warrants that it has the full power to enter into this Agreement and to fully perform its obligations hereunder. QVC agrees to defend, indemnify, and hold harmless ACTN and its directors, officers, employees, agents, and representatives from and against any and all losses, expenses, damages, liabilities and claims arising out of or relating to (i) the sale, use, advertising, promotion, or distribution of RCCA Branded Products and Other Products, or (ii) QVC's breach of its representations, warranties, covenants, terms, conditions, or obligations under this Agreement. Notwithstanding the foregoing, in no event shall QVC have any liability for loss to ACTN due to consequential damages. These obligations of QVC shall survive termination of this Agreement.

         10. LITIGATION:

                  (a) QVC recognizes the importance of the Licensed Property and the exclusivity and non-competition provisions of paragraph 6 herein to the operations and activities of ACTN and that monetary damages may not adequately protect or recompense ACTN in the event of QVC's unauthorized use of the Licensed Property or violation of such exclusivity and non-competition provisions. Therefore, QVC acknowledges that ACTN may seek, in addition to any other legal or equitable remedies available to it, injunctive or other relief against QVC to prevent QVC's unauthorized use of the Licensed Property or violation of such exclusivity and non-competition provisions. QVC agrees to be bound by the imposition of such injunctive or other relief.

                  (b) ACTN recognizes the importance of the exclusivity and non-competition provisions of paragraph 6 herein to the operations and activities of QVC and that monetary damages may not adequately protect or recompense QVC in the event of ACTN's violation of such exclusivity and non-competition provisions. Therefore, ACTN acknowledges that QVC may seek, in addition to any other legal or equitable remedies available to it, injunctive or other relief against ACTN to prevent ACTN's violation of such exclusivity and non-competition provisions. ACTN agrees to be bound by the imposition of such injunctive or other relief.

                  (c) ACTN shall at all times have the right to protect the Licensed Property, including the defense of any trademark infringement action or any legal or equitable action to enforce any item of the Licensed Property. In that event, QVC shall provide ACTN, at ACTN's cost, all reasonable assistance requested by ACTN in connection with such action or proceeding. If the parties agree to joint representation in any infringement suit or other action with respect to the Licensed Property, the respective responsibilities of the parties, their contributions to the costs, and their share in any recoveries, will be agreed upon in writing prior to undertaking such action. Notwithstanding the foregoing, if QVC desires to initiate litigation, whether legal or equitable, in order to protect any or all of the Licensed Property, and ACTN declines to commence such litigation, QVC shall be entitled in ACTN's name to commence and prosecute litigation at the QVC's expense, and shall be entitled to all monetary damages and other benefits received as a result thereof. ACTN shall cooperate with QVC in the prosecution of such litigation. QVC and ACTN shall promptly advise the other if they become aware of the use of any name, likeness, trademark or other item of intellectual property similar to any item of the Licensed Property in association with any goods similar to the RCCA Branded Products.

         11. INSURANCE:

                  (a) ACTN will provide QVC with proof of commercial general liability insurance, including product liability and contractual liability coverage, providing protection against any and all claims, demands or damages (including attorney's fees) arising out of any alleged defect in any RCCA Branded Products or Other Products covered by this Agreement, or any use thereof, of not less than One Million Dollars ($1,000,000) per claim with an aggregate limit of Two Million Dollars ($2,000,000) in any year, with QVC named as an additional insured party.

                  (b) QVC will provide ACTN with proof of commercial general liability insurance, including errors & omissions and contractual liability coverage, providing protection against any and all claims, demands or damages (including attorney's fees) arising out of QVC's promotion, distribution and sale of RCCA Branded Products or Other Products, or any other actions of QVC arising from this Agreement, of not less than One Million Dollars ($1,000,000) per claim with an aggregate limit of Two Million Dollars ($2,000,000) in any year, with ACTN named as an additional insured party.

                  (c) Each Party shall forward to the other Party once each year proof of the aforementioned insurance coverage, and that such is in full force and effect. Certificate(s) must state that the company will give the other Party thirty (30) days advance notice of any reduction or cancellation in such insurance. Each Party shall notify the additionally insured Party immediately of any claims made under its insurance policies evidenced by the certificates of insurance.

         12. TERMINATION:

                  (a) Either Party may terminate this Agreement after the initial two (2) years of the Term in the event the performance standards of subparagraph 5(b) are not achieved, notice of such termination to be given no later than April 1 for termination to be effective as of December 31 of that year. During the nine (9) month period between delivery of notice and the effective date of termination, the Parties will arrange in good faith for return of remaining inventory in QVC's possession to ACTN.

                  (b) Either Party may terminate this Agreement at any time in the event of material breach by the other Party of its obligations hereunder; provided, however, that the non-breaching Party shall deliver notice of such breach to the breaching Party and the breaching Party shall have a period of thirty (30) days (or in the event of a default in payment, 10 days) to cure such breach.

         13. CONFIDENTIALITY: The Parties acknowledge that, in the course of performing under this Agreement, each Party will be exposed to certain confidential and proprietary information of the other Party. Each of the Parties agrees to hold all such information in strict confidence; to disseminate such information within its organization only as widely as reasonably necessary to effectuate the purposes of this Agreement; and not to disclose any such information, except in accordance with the terms of this Agreement or as required by law, regulation or court order. Upon termination of this Agreement for any reason, each Party will promptly return to the other Party all materials embodying such confidential information. Without limitation of the foregoing, it is acknowledged that the Database and all other RCCA membership lists in any form whatsoever represent confidential information of ACTN and shall be returned to ACTN upon termination hereof.

         14. PUBLICITY: The Parties will mutually coordinate all aspects of publicity concerning the matters contemplated by this Agreement. Without limitation of the foregoing, it is expressly understood that neither Party will distribute any press release or make any other public statement regarding the execution of this Agreement or the matters contemplated herein, without the prior approval of the other Party. Notwithstanding the foregoing, ACTN shall have the right to disclose such information as may be necessary for compliance with applicable securities law.

         15. NOTICES: All notices and reports in connection with this Agreement and payments required hereunder shall be in writing and shall be given by postpaid registered or certified mail, return receipt requested, or facsimile transmission followed by hard copy, addressed, if to ACTN, to R. David Martin, Chief Financial Officer; and if to QVC, to Executive VP-Merchandising, with copies to Neal Grabell, Esq., General Counsel; in each case to the address first given above or to such other address as either party may notify in writing to the other party. Notice shall be deemed given on date mailed or date transmitted via facsimile.

         16. NO ASSIGNMENT: Neither Party shall have the right to sell, assign or otherwise transfer any right or obligation hereunder without the prior written consent of the other Party.

         17. MISCELLANEOUS: This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior writings or understandings with respect to the subject matter thereof. The provisions of this Agreement may not be waived, modified, altered or amended except by written document signed by both Parties. Failure of either Party to insist upon strict performance of any covenants, terms or conditions of this Agreement, or to exercise any rights or remedies upon default, shall not constitute a waiver or relinquishment of its right to insist upon strict compliance with this Agreement and to enforce all legal and equitable rights as to any such default or breach, whether of like or unlike kind. In the event any arbitration proceeding, lawsuit, cause of action or collection proceeding to enforce the terms of this Agreement is commenced by either Party hereto, for any reason, the prevailing Party in any such proceeding shall be entitled to recover from the non-prevailing Party its actual attorney's fees and costs expended in pursuit of or in defense of such claim, action, or proceeding. This Agreement does not constitute an agency, partnership, or joint venture between the Parties. This Agreement and all its provisions are intended to be severable. Should a term or provision hereof be unenforceable, the remaining terms and provisions shall continue to be binding. Section headings used in this Agreement are for convenience only and shall not be used in the construction or interpretation of this Agreement. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts to be performed entirely within such State.

         18. MORE FORMAL AGREEMENT: The Parties may subsequently elect to enter into a more formal agreement, not conflicting with any of the terms and conditions of this Agreement but incorporating additional customary terms and conditions. Until such time as such agreement is negotiated and executed by both Parties, this Agreement shall remain fully binding on the Parties.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                      ACTION PERFORMANCE COMPANIES, INC.


                                      By: /s/ Fred W. Wagenhals
                                         -------------------------------------
                                         C.E.O


                                      QVC, INC.


                                      By: /s/ Darlene Daggett
                                         -------------------------------------
                                         EVP/Merchandising

                                    EXHIBIT A

                              RCCA Branded Products



         1:64th  Hood Open
         1:64th  Total View
         1:64th  Elite
         1:24th  Clear Window Bank
         1:24th  Clear Car (Paint on 1/2 side)
         1:24th  Elite
         1:24th  Funny Car
         1:24th  Dragster
         1:12th  Polystone
         1:32nd  Ceramic Scene

                                   EXHIBIT B

                               Licensed Property


Earnhardt, Dale              The likeness of Dale Earnhardt and the #3 race car
                             displaying the Richard Childress Racing, Inc.
                             trademark driven by Dale Earnhardt, and the Dale
                             Earnhardt registered trademarks are used under the administration of Dale Earnhardt, Inc.

                             The likeness of the #3 race car, stylized #3 and the "RCR" checkered flag logo design are trademarks of Richard Childress Racing Enterprises, Inc. and are used under license from Richard Childress Racing Enterprises, Inc.

                             The Trademarks "Goodwrench" and "GM" are used under license from General Motors Corporation.

Earnhardt, Dale Jr.          The name and likeness of Dale Earnhardt Jr. are
                             licensed under the authority of Dale Earnhardt, Inc.

                             (c) 2000 Anheuser-Busch, Inc.

Gordon, Jeff                 (c) 2000 JG Motorsports, Inc. The name and likeness
                             of Jeff Gordon and the likeness of the #24 Dupont
                             Automotive Finishes Chevrolet are used under license granted by JG Motorsports, Inc.

                             PEPSI, PEPSI-COLA and the Pepsi globe design are registered trademarks of PepsiCo, Inc.

Jarrett, Dale                Quality Care and Ford Credit are used under license
                             from Ford Motor Company. Dale Jarret and Robert
                             Yates Racing trademarks are used by permission of Action Performance Companies, Inc.

Wallace, Rusty               Licensed by Rusty Wallace, Inc. and Penske Racing
                             South, Inc.

Stewart, Tony                "Tony Stewart(TM)", "Joe Gibbs Racing(R)",
                             "#20(TM)" and "The Home Depot(R)" licensed under authority of Redline Sports Marketing, Inc.,
                             Huntersville, NC.

Labonte, Bobby               "Bobby Labonte(TM)", "Joe Gibbs Racing(R)",
                             "#18(TM)" and "Interstate(R)Batteries" licensed under authority of Redline Sports Marketing, Inc.,
                             Huntersville, NC

Labonte, Terry               Terry Labonte, Hendrick Motorsports and Kellogg
                             Company marks are used under license granted by Kellogg Company and Hendrick Motorsports, TM, (c)
                             2000 Kellogg Company.

Mayfield, Jeremy             The right to use the name, likeness and image of
                             Penske-Kranefuss Racing's #12 Mobil 1 car and
                             Jeremy Mayfield are granted under license from the team owner, driver and sponsor and may not be reproduced without the written consent of Penske
                             Performance South, Inc.

Skinner, Mike     The likenesses of #31 race car, the "RCR" Richard Childress
                  Racing checkered flag logo, and the stylized "31" are trademarks of Richard Childress Racing Enterprises, Inc. and along with the likeness and signature of Mike Skinner
                  (trademarks of Mike Skinner) and the Team Lowe's and Lowe's
                  Home Improvement Warehouse trademarks (trademarks of Lowe's
                  Companies) are used under license from Richard Childress
                  Racing Enterprises, Inc.

Atwood, Casey     "Casey Atwood name and likeness, Brewco Motorsports, Inc., marks and sponsors marks licensed by Brewco Motorsports, Inc., Central City, Kentucky."

Grubb, Kevin      "Kevin Grubb name and likeness, Brewco Motorsports, Inc.,
                  marks and sponsors marks licensed by Brewco Motorsports, Inc., Central City, Kentucky."

Burton, Ward      The trademarks of "Bill Davis Racing", the number 22, Ward
                  Burton's likeness and Ward Burton's signature are licensed under the permission of SCM Marketing Ltd., Winston-Salem, NC.

MB2 Motorsports   (c) 2000 MB2 Motorsports

Rudd, Ricky       Texaco, Robert Yates Racing and Ricky Rudd are used under
                  license.

Force, John       John Force and all logos and likenesses are trademarks
                  exclusively licensed to John Force Racing, Inc.

Elliott, Bill     Bill Elliott name and likeness licensed by CMG Worldwide,
                  Indianapolis, IN.
                  (c) 2000 McDonald's Corporation
                  "COCA-COLA" is a trademark of the Coca-Cola Company.

Park, Steve       The name and likeness of Steve Park are licensed under
                  authority of Dale Earnhardt, Inc. Pennzoil(R) is a registered trademark of Pennzoil-Quaker State Co.

Hamilton, Bobby   Bobby Hamilton name and likeness and KODAK, MAX and trade
                  Dress are trademarks licensed to Action Performance Companies, Inc. by Eastman Kodak Company.

Unser Jr., Al     The likeness and signature of Al Unser Jr. are properties and are used under license from AUJ Motorsports, Inc. The likeness of the Galles ECR Racing race car are properties and are used under license from Galles ECR Racing, LLC.

Nadeau, Jerry     Hendrick Motorsports and Jerry Nadeau Trademarks are used with permission or under license by Hendrick Motorsports.

Lapage, Kevin     "Kevin Lapage name and likeness, Brewco Motorsports, Inc., marks and sponsors marks licensed by Brewco Motorsports, Inc., Central City, Kentucky."

Other Drivers     All driver names, likenesses, and other trademarks and
                  copyrights are used under license or with permission.

Chevrolet           "CHEVROLET, Chevrolet "Bow Tie", Chevrolet Racing and Monte
                    Carlo emblems and body designs are trademarks of Chevrolet
                    Motor Division, General Motors Corporation, used under license to Action Performance Companies, Inc."

Ford The trademarks "Ford", "Taurus", "Motorcraft" and Ford Truck name and Aeromax logos are owned and used under license from Ford Motor Company.

Pontiac Pontiac, the Pontiac "Arrowhead" emblem and Grand Prix are trademarks of and used under license from General Motors Corporation.

NASCAR NASCAR is a registered trademark of The National Association for Stock Car Auto Racing, Inc.

General Motors      GM trademarks used under license.

RCCA Racing Collectables Club of America (RCCA) is a trademark of Racing Collectables Club of America, Inc.

                                   EXHIBIT C

                 QVC PRE-EXISTING MOTOR-SPORTS SALES AGREEMENTS


To the extent QVC's existing relationships with the following entities are deemed to be governed by paragraph 6(a) of the Agreement, QVC discloses the following relationships (provided such disclosure shall not be deemed an admission that any of the following relationships would be subject to paragraph 6(a) of the Agreement):

         1.       TSI

         2.       Concept One International, Inc.

         3.       ESPN

                                   EXHIBIT D

                      ACTN PRE-EXISTING MOTOR SPORTS CLUBS





1.       Drivers fan clubs

2.       NASCAR fan club

3.       Activities by ACTN's 80%-owned German subsidiary

                                    EXHIBIT E

                          FORM OF QVC CONSIGNMENT ORDER

THIS CONSIGNMENT ORDER ("Order") IS EXPRESSLY CONDITIONED ON ACCEPTANCE OF THE TERMS AND CONDITIONS HEREOF. Oral or written notice of acceptance by Consignor, preparation to perform by Consignor and/or shipment of all or any part of the merchandise specified in this Order ("Merchandise") shall constitute acceptance by Consignor of the terms and conditions contained herein. BY ACCEPTANCE OF THIS ORDER, CONSIGNOR REPRESENTS AND AGREES AS FOLLOWS:

1. Consignor will ship to a warehouse designated by Consignee (the "Warehouse") the Merchandise on the terms specified herein. All Merchandise shall be held on consignment at the Warehouse at Consignor's risk. From time to time, Consignee may withdraw Merchandise from consigned stock at the Warehouse and take delivery thereof by packaging Merchandise for delivery to Consignee's identified customers. Upon each such withdrawal, title to the Merchandise so withdrawn shall pass to Consignee at the prices and on the terms and conditions herein.

2. Consignor hereby grants to Consignee the irrevocable right, by all means now or hereafter existing, to: (a) market, promote the sale of and sell the Merchandise; (b) use the trademarks, trade names, service marks, patents and copyrights (collectively the "Marks") registered, owned, licensed to or used by Consignor in connection with the Merchandise; (c) use, perform, play, synchronize and/or demonstrate, as applicable, the Merchandise, its contents, and/or any promotional, advertising or similar material supplied by Consignor for use in connection with such Merchandise ("Promotional Material"); and (d) use the names, photographs, likenesses, voices and/or biographies of any individuals performing in or otherwise associated with the production of the Merchandise as contained in the Merchandise, its contents and/or any Promotional Material. Consignee makes no representations with regard to the number of times, if any, that Merchandise will be marketed, promoted or sold by Consignee.

3. In addition to and without prejudice to any and all other warranties, express or implied by law, Consignor represents, warrants and covenants to Consignee that: (a) Consignor possesses all licenses, permits, rights, powers and consents required to enter into and perform this Order, to sell to Consignee the Merchandise referenced herein and to grant to Consignee the rights granted herein; (b) Consignor's performance hereunder does not violate any agreement, instrument, judgment, order or award of any court or arbitrator; (c) all Merchandise furnished hereunder, including the production, sale, packaging, labeling, safety, testing, importation and transportation thereof, and all representations, advertising, prices, and allowances, discounts or other benefits made, offered or authorized by Consignor in connection therewith, shall at all times comply with all applicable federal, state, local, industry and foreign statues, laws, rules, regulations, orders, standards and guidelines (collectively, "Laws"); (d) where applicable, reasonable and representative tests as prescribed by Laws or governmental authorities have been performed or will be performed before shipment from Consignor to the Warehouse; (e) all Merchandise furnished hereunder shall be new, first quality merchandise and conform to all representations by Consignor, instructions, specifications, and samples, shall be free from all defects (including latent defects) in workmanship, material and design, and shall not be reworked, rebuilt or refurbished merchandise; (f) all manufacturers' warranties are effective and enforceable by Consignee and its customers; (g) all Marks which are part of or appear in connection with the Merchandise and/or Promotional Material, and/or any component thereof, are valid and genuine, and the sale, promotion of the sale and performance of the Merchandise and/or Promotional Material, and/or any component thereof, will not infringe upon any domestic or foreign Marks, rights of privacy or publicity and/or any other third party rights, or cause Consignee to be liable to Consignor or any third party for any additional fees, costs or expenses; (h) the title of Consignor to the Merchandise is good and free and clear of all encumbrances and liens, and its transfer hereunder rightful; (i) neither the Merchandise nor any component part thereof is subject to any import quota restriction, rule or regulation preventing or forbidding the importation, use, promotion for sale or sale of the Merchandise or any component part thereof, or any duty, tariff, or penalty in connection therewith, except as previously disclosed in writing by Consignor to Consignee; (j) the Merchandise and similar goods are not and have not been subject to product liability or infringement claims, except as disclosed on the face hereof; (k) Consignor shall maintain for the life of the Merchandise general liability insurance coverage on the Merchandise, including full product liability, infringement and advertising injury, in amounts no less than One Million Dollars per occurrence, unless otherwise specified on the face hereof, with carriers acceptable to Consignee, and which shall include broad form vendor's coverage in favor of Consignee, and Consignor will promptly provide Consignee with a certificate of insurance naming Consignee as an additional insured; and (l) the same or similar merchandise is not being and will not be offered to any other consignee or purchaser at a lesser cost or under more favorable terms than appear herein.

Consignor agrees to provide Consignee with any and all documents requested or required by Consignee at any time and from time to time to support the representations, warranties and covenants herein contained.

4. Consignor hereby agrees to protect, defend, hold harmless and indemnify Consignee, its subsidiaries and affiliates, and each of their respective customers, programming and other distributors, employees, agents, officers, directors, successors and assigns, from and against any and all claims, actions, suits, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys' fees) based upon or resulting from: (a) any alleged or actual infringement of any Marks, rights of publicity or privacy and/or any other third party rights arising from the sale, promotion of the sale and/or performance of the Merchandise, its contents and/or the Promotional Material;
(b) any alleged or actual defect in any of the Merchandise; (c) any alleged or actual injury or death to person or damage to property arising our of the furnishing, use or performance of the Merchandise; (d) breach by Consignor of any representations, warranties or covenants; and (e) any alleged or actual violation by Consignor and/or the Merchandise of any applicable Laws. In the event Consignee notifies Consignor in writing of a claim, demand, action, suit or other matter ("Claim") to which the foregoing indemnity applies, Consignor shall provide prompt assurance of its ability to so indemnify Consignee, to Consignee's reasonable satisfaction, and Consignor shall commence to defend such Claim, at its sole cost and expense, within five (5) days after receiving Consignee's written notice. If Consignor fails to provide such assurance or fails to commence such defense within such five (5)-day period, Consignee may, at its option, assume the defense or settlement of such Claim in its own name and all recoveries from such Claim shall belong to Consignee. In the latter event, which shall be in addition to any and all other rights Consignee may have at law or in equity, Consignee may elect counsel to represent it, and Consignor shall be solely responsible for the payment or reimbursement, at Consignee's option, of counsel fees and all other fees and costs incurred in defending such Claim, for any and all damages arising thereunder, and for any and all amounts paid by Consignee in settlement thereof.

5. Time is of the essence. Consignee reserves the right to cancel this Order or any part hereof, with no liability or obligation to Consignor, in the event;
(a) Consignee is notified that any Merchandise or Mark infringes or is alleged to infringe upon any third party rights; (b) Consignor breaches or is anticipated to breach this Order; (c) Merchandise conforming to specifications will not be delivered or arrive at the Warehouse on the dates and in the quantities specified on the face hereof; (d) fire, flood, windstorm, earthquake, war, strike, or any other casualty or occurrence of a similar nature substantially and adversely affects Consignee's premises or business; or
(e) any substantial change to Consignee's business (for whatever reason) occurs.

6. Merchandise shipped or delivered to the Warehouse prior to the first permitted ship or delivery date specified on the face hereof, may, at Consignee's option be returned to Consignor, at Consignor's risk and expense, and upon such return, shall be held by Consignor for Consignee until shipment or delivery on the specified date. Merchandise shipped or delivered to the Warehouse after the last permitted ship or delivery date specified on the face hereof may, at Consignee's option, be returned to Consignor, at Consignor's risk and expense, and upon such return. Consignee may cancel this Order, in whole or in part, without liability or the Merchandise may be held by Consignee on consignment hereunder. Unless otherwise stated on the face hereof, Consignor shall ship the Merchandise in one shipment. In the event of shipment or receipt of an unauthorized quantity, Consignee may, at its option, either reject or accept the entire shipment unless partial shipments are authorized on the face hereof. Additional freight charges resulting from partial shipments shall be borne by Consignor. Partial shipments shall not cause Consignor's obligations to become severable. Unless otherwise stated on the face hereof, Consignor shall pay or reimburse Consignee, at the direction of Consignee, for all freight, packing and insurance incident to the shipment of the Merchandise, including, but not limited to, loading and unloading charges, mileage charges, taxes, tolls and other fees. Consignor agrees to follow Consignee's instructions with respect to shipment, routing and packaging. Consignor's failure to comply with the terms and conditions set forth in this Section or in Consignee's shipping regulations (including chargeback program) ("Regulations") or in any applicable standards provided by Consignee to Consignor ("Standards"), in effect as of the date of this Order, and which are incorporated herein by reference, may, at Consignee's option, result in the imposition of charges as set forth in such documents. Any such charges assessed may be deducted from any amounts due or which may become due to Consignor. Copies of the Regulations and the Standards are available to Consignor upon written request to Consignee.

7. Merchandise furnished hereunder which is not in compliance with this Order, the Regulations or the Standards, which is returned by any of Consignee's customers for any reason, which fails to meet Consignee's quality control tests, which fails to meet Consignee's carrier's quality, drop or other tests, or which is or may be used in conjunction with merchandise furnished and rejected (or acceptance thereof revoked) under this Order or another order, may be rejected (or acceptance thereof by Consignee revoked) at Consignee's option and returned to Consignor. All expense of unpacking, examining, repacking, storing, returning and reshipping any Merchandise rejected (or acceptance of which has been revoked) as aforesaid shall be at Consignor's expense and risk. With respect to such returned Merchandise, Consignee shall, at its option, receive a credit or refund of all amounts paid by Consignee for such Merchandise, including, without limitation, in-bound freight charges (notwithstanding contrary Freight Terms, if any, set forth on the face hereof). In the event that Consignee shall opt to receive a refund, Consignor shall pay Consignee in immediately available funds within fifteen (15) days of Consignee's request. In the event that Consignee shall opt to receive a credit, Consignee may apply such a credit toward any amounts due or which may become due to Consignor. Upon receipt by Consignee of returns from its customers, title and risk of loss to such returned Merchandise shall immediately revert to Consignor. Consignor agrees that Merchandise rejected or returned for any reason pursuant to the terms of this Order, whether or not such rejection is disputed by Consignor, will not be resold or otherwise distributed by Consignor unless all labels and other characteristics identifying Consignee and/or displaying any trade name or trademark of Consignee have been first removed. Authorization is granted to Consignee to return Merchandise without additional authorization, and Consignor hereby agrees to accept such returns even without Consignee's request for return authorization labels. Merchandise returned or rejected by Consignee is not to be replaced by Consignor without the prior written approval of Consignee. Consignor acknowledges that the Consignee does not inspect each item at receipt of Merchandise and that defects, imperfections or nonconformity with any representations, warranties or covenants set forth herein may not be discovered by Consignee until Merchandise shall have been purchased by its customers and returned to Consignee. Consignee's inspection, discovery of a breach of warranty, failure to make an inspection or failure to discover a breach of warranty shall not constitute a waiver of any of Consignee's rights or remedies whatsoever.

8. Consignee may, at any time, elect to return to Consignor all or any portion of the Merchandise held on consignment hereunder. Consignee shall give notice to Consignor of Consignee's election to make such return, and Consignee shall, without the requirement of any return authorization, return such Merchandise or portion thereof to Consignor at Consignee's expense and Consignor shall accept such Merchandise.

9. Consignor shall not assign this Order, or any part hereof, without the prior written consent of Consignee, and any such attempted assignment shall be void at the election of Consignee. All claims for money due or to become due from Consignee shall be subject to deduction by Consignee for any set-off or counterclaim arising out of this Order or any other of Consignee's orders or agreements with Consignor, whether such set-off or counterclaim arose before or after any assignment by Consignor.

10. Until date of purchase by Consignee, Consignor shall meet its lower prices and the lower prices of legitimate competition, or accept cancellation at Consignee's option. Consignee, in its sole discretion, shall determine the price at which Merchandise shall be offered for sale to its customers and shall retain all handling and shipping charges collected from its customers.

11. Prior to the thirtieth (30th) day of each month, Consignee shall remit payment to Consignor for Merchandise sold and shipped by Consignee to its customers during the previous month, less the Reserve (as defined below), and adjusted for any credits, debits, customer returns, refunds, and allowances. If a percentage greater than zero is indicated in the "Payment Reserve" designation on the face hereof, then Consignee will withhold an amount equal to such percentage of the gross monthly sales (the "Reserve") from each such monthly payment to Consignor. The amount so withheld shall be applied toward actual Consignee customer returns occurring during the succeeding calendar month. In the event that actual returns during such period exceed the Reserve deducted in the prior month, such excess amount shall, at Consignee's option, be immediately debited against Consignor's account with Consignee or paid by Consignor to Consignee within fifteen (15) days of receipt of Consignee's request for such payment. In the event that actual returns during such period are less than the Reserve deducted in the prior month for such returns, the balance of the Reserve remaining at the conclusion of such period shall, at Consignee's option, be credited to Consignor's account or paid to Consignor. Neither the arrival of the Merchandise at the Warehouse, nor payment hereunder, shall constitute acceptance of Merchandise, and such arrival or payment is without prejudice to any and all claims of Consignee against Consignor.

12. At Consignee's request, Consignor agrees to meet with Consignee or its agents at a location determined by Consignee to reconcile Consignor and Consignee records regarding Merchandise. In the event that Consignor fails for any reason to attend such meeting, or in the event that Consignee shall not request that a meeting be held, Consignee shall submit its reconciliation report to Consignor. Any discrepancy must be reconciled within thirty (30) days from the date of the reconciliation meeting or within thirty (30) days from the date of Consignor's receipt of Consignee's reconciliation report (whichever shall apply) and a reconciliation statement must be signed within such thirty (30) day period. Should the parties fail to sign a reconciliation statement within such period of time, Consignee's records shall be binding on the parties.

13. For purposes of this Order, "Confidential Information" means any agreement between Consignee and Consignor, all information in whatever form transmitted relating to the past, present or future business affairs, including without limitation, the sale of Merchandise, customer lists and other customer information, research, development, operations, security, broadcasting, merchandising, marketing, distribution, financial, programming and data processing information of Consignee or another party whose information Consignee has in its possession under obligations of confidentiality, which is disclosed by Consignee, its subsidiaries, affiliates, employees, agents, officers or directors to Consignor or which is produced or developed during the working relationship between the parties. Confidential Information shall not include any information of Consignee that is lawfully required to be disclosed by Consignor to any governmental agency or is otherwise required to be disclosed by law, provided that before making such disclosure Consignor shall give Consignee an adequate opportunity to interpose an objection or take action to assure confidential handling of such information. Consignor shall not disclose any Confidential Information to any person or entity except employees of Consignor as required in the performance of their employment-related duties in connection with this Order, nor will Consignor use the Confidential Information for any purpose other than those purposes expressly contemplated herein. Consignor shall not use any information obtained from Consignee's customers (e.g., through warranty cards or otherwise) to offer for sale to such customers any goods or services. Consignor shall not include with any Merchandise, any information that would enable Consignee's customers to acquire, either directly or indirectly, any additional merchandise from persons other than Consignee, without first obtaining Consignee's written consent. In the event of a breach or threatened breach of this Section by Consignor, Consignee shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, including, but not limited to, temporary restraining orders, which remedy shall be cumulative and in addition to any other rights and remedies to which Consignee may be entitled. Consignor agrees that the Confidential Information referred to in this Section is valuable and unique and that disclosure or use thereof in breach of this Section will result in immediate irreparable injury to Consignee. Consignor shall inform those persons or entities having access or exposure to Confidential Information hereunder, of Consignor's obligations under this Section.

14. This Order shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed wholly therein, regardless of place of acceptance. Consignor and Consignee expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable. Consignor hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania for the County of Chester and the federal courts for the Eastern District of Pennsylvania in all matters arising hereunder. Consignor hereby irrevocably agrees to service of process by certified mail, return receipt requested, to its address as set forth on the face of this Order or to such other address as Consignor may deliver to Consignee in writing.

15. Consignor shall include the value of all consigned stock in any tax return of personal property required to be filed with the local taxing authority and Consignor shall pay the taxes applicable thereto.

16. No waiver by Consignee of any term, provision or condition hereof shall be deemed to constitute a waiver of any other term, provision or condition of this Order, or a waiver of the same or of any other term, provision or condition with regard to subsequent transactions or subsequent parts of the same transaction, including without limitation, subsequent shipments under this Order.

17. If any provision contained in this Order shall be determined to be unenforceable or prohibited by law, then such provision shall be void, and the remaining provisions herein shall not in any way be affected or impaired thereby.

18. Consignor shall not issue any publicity or press release regarding Consignee or Consignee's activities hereunder without first obtaining Consignee's prior written approval and consent to such release.

19. This Order and any other written warranties and specifications, the Regulations and Standards, and the terms, conditions and agreements herein and therein, constitute the full understanding of the parties hereto and a complete and exclusive statement of the terms of the parties' agreement concerning the Merchandise furnished hereunder.

20. No condition, understanding or agreement purporting to modify or vary the terms of this Order shall be binding unless hereafter made in writing and duly executed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of this Order or of invoices, shipping documents or other documents containing terms or conditions at variance with or in addition to those set forth herein.

21. Notwithstanding any legal presumption to the contrary,the covenants, conditions, representations, indemnities and warranties contained in this Order, including, but not limited to Sections 3, 4, 7 and 13 hereof, shall survive inspection, delivery, acceptance and payment, shall be binding upon Consignor and its successors and permitted assigns, and shall run in favor of Consignee and its successors and assigns.